UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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i2 Technologies, Inc.

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i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

April 28, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of i2 Technologies, Inc., which will be held at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 on May 29, 2008 at 3:00 p.m. (Central Time).

Details of the business to be conducted at this meeting are given in the attached Notice of Annual Meeting of Stockholders and proxy statement.

After careful consideration, our Board of Directors has approved the proposals set forth in the proxy statement and recommends that you vote for such proposals.

In our efforts to reduce costs and be more efficient in our investor relations, we offer electronic voting and delivery of stockholder materials via the Internet. As a stockholder, you can help us save costs by voting electronically or by giving your consent for electronic delivery of stockholder materials. You may also vote your shares by telephone or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you later wish to change your proxy vote, you may do so by revoking your proxy or voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Pallab K. Chatterjee

Interim Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to assure your representation at this meeting, you are requested to vote your shares by telephone, by the Internet or by completing, signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope. No postage need be affixed if mailed in the United States.

i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 29, 2008

To the Stockholders of i2 Technologies, Inc.:

The 2008 Annual Meeting of Stockholders of i2 Technologies, Inc. will be held at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 on May 29, 2008 at 3:00 p.m. (Central Time) for the following purposes:

1.	To elect three Class II directors to serve until the annual stockholders’ meeting in 2011, and until their respective successors have been duly elected and qualified.

2.	To act upon such other business as may properly come before this meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2008 are entitled to notice of and to vote at this meeting. A list of stockholders entitled to vote at this meeting will be available for inspection at our offices. Whether or not you plan to attend this meeting in person, please vote your shares by telephone, by the Internet or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. The prompt submission of your proxy by one of the three methods offered will assist us in preparing for this meeting.

You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. It may be possible for you to vote in person at the meeting even if you have returned a proxy. Please review the proxy statement for more information.

By Order of the Board of Directors,

John Harvey

Secretary

April 28, 2008

i2 TECHNOLOGIES, INC.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of i2 Technologies, Inc., a Delaware corporation, for the 2008 Annual Meeting of Stockholders to be held on May 29, 2008 at 3:00 p.m. (Central Time), and at any adjournment or postponement thereof, at the Center of Excellence at One i2 Place, 11701 Luna Road, Dallas, Texas 75234. These proxy materials are expected to be first mailed to stockholders of record beginning on or about April 28, 2008.

Purpose of the Meeting

The specific proposals to be considered and acted upon at this meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement.

Voting Rights and Solicitation

The cost of soliciting proxies will be paid by us and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this proxy statement. Solicitation will be made primarily through the use of the mail; however, our regular employees may, without additional remuneration, solicit proxies personally by telephone or Internet e-mail.

A copy of our 2007 annual report to stockholders on Form 10-K has been mailed concurrently with the mailing of the Notice of Annual Meeting of Stockholders and this proxy statement to all stockholders entitled to notice of, and to vote at, this meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have fixed April 2, 2008 as the record date for determining those stockholders who are entitled to notice of, and to vote at, this meeting. Only holders of record of our common stock, par value $0.00025 per share, and our 2.5% Series B Convertible Preferred Stock at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the record date, 21,455,158 shares of our common stock were outstanding and 106,614 shares of our Series B preferred stock were outstanding. All of our outstanding shares of Series B preferred stock were held of record by R2 Top Hat, Ltd., an affiliate of Q Investments.

The holders of our common stock and our Series B preferred stock will vote together as a single class on each of the proposals described in this proxy statement. Each share of our common stock is entitled to one vote. Each share of our Series B preferred stock is entitled to 43.1965 votes (that number equal to the number of shares of common stock into which one share of Series B preferred stock could have been converted on the record date). Accordingly, the holder of our Series B preferred stock is entitled to 4,605,351 votes in the aggregate, or approximately 17.7% of all votes eligible to be cast at the Annual Meeting.

As of April 2, 2008, our directors and executive officers beneficially owned an aggregate of approximately 5,797,424 shares of our common stock, not including shares of common stock issuable upon exercise of outstanding stock options, constituting approximately 27.0% of the shares of common stock outstanding as of such date and approximately 22.2% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the voting of all shares of our common stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement.

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of our outstanding common stock and our Series B preferred stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Cumulative voting is not permitted in the election of directors. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the proxy, the shares will be voted accordingly. If no choice is specified on the returned proxy, the shares will be voted in favor of the approval of the proposals described in the Notice of Annual Meeting and in this proxy statement and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will tabulate the votes, separately calculating affirmative and negative votes, abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter).

A stockholder executing a proxy pursuant to this solicitation may revoke his or her proxy at any time prior to its use:

•	by delivering to the Secretary of i2 a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the meeting and voting in person.

Attendance at the meeting does not in itself constitute the revocation of a proxy. In addition, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1

ELECTION OF THREE CLASS II DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board of Directors shall be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III directors, with each class serving staggered three-year terms. We currently have the following nine directors serving on our Board:

Class I Directors	Class II Directors	Class III Directors
Stephen P. Bradley	Harvey B. Cash	Sanjiv S. Sidhu, Chairman
Richard L. Clemmer	Michael E. McGrath	Michael J. Simmons
David L. Pope	Lloyd G. Waterhouse	Jackson L. Wilson, Jr.

The term of office of our Class II directors expires at the Annual Meeting, the term of office of our Class III directors expires at the 2009 annual meeting of stockholders and the term of office of our Class I directors expires at the 2010 annual meeting of stockholders. Directors to replace those of a class whose terms expire at a given annual meeting are elected to hold office until the third succeeding annual meeting, and until their respective successors have been duly elected and qualified. Each of Harvey B. Cash and Michael E. McGrath have notified the Company that they will not stand for re-election at the Annual Meeting and that their respective service on the Board of Directors will terminate as of immediately prior to the Annual Meeting.

Pursuant to the Certificate of Designations for our Series B preferred stock the holders of the Series B preferred stock, voting separately as a single class to the exclusion of all other classes of our capital stock, currently have the exclusive right to elect two directors to serve on our Board. In September 2007 the holder of the Series B preferred stock exercised their right to elect two directors and elected David L. Pope and Michael J. Simmons to our Board.

Board of Directors’ Nominees

Three Class II directors, J. Coley Clark, Richard L. Hunter and Lloyd G. Waterhouse, have been nominated by our Board of Directors for election at the Annual Meeting to hold office until the 2011 annual meeting of stockholders, and until their respective successors are duly elected and qualified (with Messrs. Clark and Hunter being submitted to the Board as potential nominees by the holder of our Series B preferred stock).

Name	Age	Position
J. Coley Clark	62	Director
Richard L. Hunter	55	Director
Lloyd G. Waterhouse	56	Director

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. Previously, Mr. Clark retired from EDS as Senior Vice President and head of the Financial and Transportation Industry Groups. This $3.5 billion global operating organization supported more than 1,000 customers including Bank of America, ABN AMRO, Citigroup, Commonwealth Bank of Australia, American Airlines and Continental Airlines. In 1971 Mr. Clark joined EDS in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. He was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council, EDS’ top executive team.

Mr. Clark previously served on the board of Carreker Corporation, a software solutions provider to the financial industry, and FundsXpress, Inc., a provider of internet-based financial products. Mr. Clark is a graduate of The University of Texas at Austin. He served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Mr. Hunter has been Vice President of Dell’s Global Consumer Services and Support team responsible for consumer customer contact centers in the Americas, Asia-Pacific and Japan and Europe, the Middle East and Africa since 2006. Previously, Mr. Hunter served as Vice President of Dell America’s Operations. In this role, he managed the day-to-day operations of Dell’s manufacturing facilities in Austin, TX; Nashville, TN; Winston-Salem, NC; and Eldorado de Sul, Brazil. He also led the Americas Remanufacturing and Returns Center Operations, Worldwide Fulfillment, Engineering and Quality, Demand-Supply, and the Environmental Health and Safety groups. Before that, Mr. Hunter held leadership roles in Portables manufacturing, supply chain management, and the Austin manufacturing operations organizations.

Prior to joining Dell in February 1998, Mr. Hunter worked for General Electric, Texas Instruments and Ericcson. He has more than 25 years of experience in high tech, manufacturing operations and supply chain management. Mr. Hunter graduated from the Georgia Institute of Technology with a degree in Mechanical Engineering. He serves on the Georgia Tech College of Computing Advisory Board and on the Massachusetts Institute of Technology China Leaders for Manufacturing Governing Board.

For a description of the business experience of Mr. Waterhouse, see “Executive Compensation and Other Matters—Directors and Executive Officers” on page 8.

Unless otherwise instructed, the persons named in the accompanying proxy card will vote the proxies received by them for Messrs. Clark, Hunter and Waterhouse. If any of Messrs. Clark, Hunter and Waterhouse is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

Required Vote

A plurality of the votes cast by the holders of our common stock and our Series B preferred stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, voting together as a single class, is required for the election of a director. Abstentions and broker non-votes have no effect on the determination of plurality, except to the extent that they affect the total votes received by any particular nominee. Plurality means that the nominees receiving the greatest number of votes cast by the holders of outstanding shares of our voting stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected to our Board of Directors even if they receive less than a majority of such votes.

Your Board of Directors unanimously recommends a vote “FOR” J. Coley Clark, Richard L. Hunter and Lloyd G. Waterhouse and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series B preferred stock as of April 2, 2008 by (1) each person who is known by us to own beneficially more than five percent of our common stock or Series B preferred stock, (2) each of our directors and each of our director nominees, (3) each of the named executive officers named in the Summary Compensation Table and (4) all directors and executive officers as a group.

	Common Stock			Series B Preferred Stock
Name	Shares Beneficially Owned (1)		Percent	Shares Beneficially Owned (1)		Percent
Sanjiv S. Sidhu	5,508,900	(2)	25.7%	—		—
Amalgamated Gadget, L.P.	4,605,351	(3)	17.7%	106,614	(3)	100%
Atlas Master Fund, Ltd.	1,204,059	(4)	5.6%
BlackRock, Inc.	1,887,775	(5)	8.8%
Fidelity Mgmt & Research, Inc.	1,287,178	(6)	6.0%
Luther King Capital Mgmt	1,290,650	(7)	6.0%
Renaissance Technologies LLC	1,272,600	(8)	5.9%
S.A.C. Capital Advisors LLC	1,905,806	(9)	8.9%
Michael Berry	105,253	(10)	*	—		—
Pallab K. Chatterjee	133,597	(11)	*	—		—
John Cummings	61,718	(12)	*	—		—
Aditya Srivastava	59,525	(13)	*	—		—
Hiten D. Varia	119,894	(14)	*	—		—
Stephen P. Bradley	35,349	(15)	*	—		—
Harvey B. Cash	33,956	(16)	*	—		—
Richard L. Clemmer	33,501	(17)	*	—		—
Michael E. McGrath	973,769	(18)	4.4%	—		—
David L. Pope	15,862	(19)	*	—		—
Michael J. Simmons	17,435	(20)	*	—		—
Lloyd G. Waterhouse	49,849	(21)	*	—		—
Jackson L. Wilson, Jr.	37,849	(22)	*	—		—
Barbara Stinnett	67,856	(23)	*	—		—
J. Coley Clark	—		*	—		—
Dick Hunter	—		*	—		—
All directors and executive officers as a group (20 persons)	7,320,474	(24)	31.9%	—		—

*	Indicates less than 1%.
(1)	Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentage of beneficial ownership of our common stock is based on 21,455,158 shares of our common stock outstanding as of April 2, 2008. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that may be acquired upon the exercise of options or the conversion of Series B preferred stock held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days following April 2, 2008 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to this table, the address for each person named in this table is 11701 Luna Road, Dallas, Texas 75234.

(2)	Includes 822,715 shares held by Sidhu-Singh Family Investments, Ltd., of which Mr. Sidhu is a general partner, and 1,200 shares held by the Sidhu-Singh Family Foundation, of which Mr. Sidhu is a trustee. The address of Mr. Sidhu and the entities that he controls is 11701 Luna Road, Dallas, Texas 75234.
(3)	The 4,605,351 shares of common stock are issuable upon conversion of the 106,614 shares of Series B preferred stock held by R2 Top Hat, Ltd. (“Top Hat”). Based upon the information in a Schedule 13D/A filed by Amalgamated Gadget, L.P., a Texas limited partnership (“Amalgamated”), as well as certain information provided to the Company by Top Hat and R2 Investments, LDC, Top Hat is advised by Amalgamated pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B preferred stock owned by Top Hat (and any shares of common stock into which such preferred stock may be converted). As the sole general partner of Amalgamated, Scepter has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B preferred stock (including any common stock issuable upon conversion). Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B preferred stock (including any common stock issuable upon conversion). The address of Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.
(4)	Based on the information in a Schedule 13G filed by Balyasny Asset Management L.P., a Delaware corporation. The address of Balyasny Asset Management L.P. is 181 West Madison, Suite 3600, Chicago, Illinois 60602.
(5)	Based on the information in a Schedule 13G filed as of December 31, 2007. The address of BlackRock, Inc., a Delaware corporation, is 40 East 52nd Street, New York, New York 10022.
(6)	Based on the information in a Schedule 13G filed as of December 31, 2007. The address of Fidelity Management & Research Co., a wholly-owned subsidiary of FMR, LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	Based on the information in a Schedule 13G filed as of December 31, 2007. The address of Luther King Capital Management Corp., a Delaware corporation, is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102.
(8)	Based on the information in a Schedule 13G filed as of September 21, 2007. The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, New York 10022.
(9)	Based on the information in a Schedule 13D filed by S.A.C. Capital Advisors, LLC (S.A.C.) as of October 01, 2007. S.A.C., certain of its subsidiaries and Steven A. Cohen have shared voting and dispositive power of 1,905,806 such shares. The address of S.A.C. is 72 Cummings Point Road, Stamford, Connecticut 06902.
(10)	Includes 86,406 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(11)	Includes 109,200 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(12)	Includes 59,281 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(13)	Includes 49,663 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(14)	Includes 83,740 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(15)	Includes 20,713 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(16)	Includes 29,425 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(17)	Includes 26,738 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.

(18)	Includes 879,514 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(19)	Includes 10,202 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008. Does not include the shares held beneficially by Amalgamated, the holder of our Series B preferred stock. Mr. Pope is such holder’s designee to the Board of Directors.
(20)	Includes 11,193 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008. Does not include the shares held beneficially by Amalgamated, the holder of our Series B preferred stock. Mr. Simmons is such holder’s designee to the Board of Directors.
(21)	Includes 20,713 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(22)	Includes 20,713 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.
(23)	Includes 54,523 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008. Ms. Stinnett resigned prior to the end of our last fiscal year. We are relying on our latest records and a review of publicly filed documents to determine beneficial ownership for this former officer.
(24)	Includes 1,523,050 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2008.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Directors and Executive Officers

Set forth below is certain biographical information concerning our directors and executive officers as of April 28, 2008:

Name	Age	Position(s) Held
Pallab K. Chatterjee	57	Interim Chief Executive Officer

Michael J. Berry	44	Executive Vice President, Finance and Accounting, and Chief Financial Officer

Hiten D. Varia	51	Executive Vice President and President, Greater Asia-Pacific Region

Steve Estrada	43	Senior Vice President, Global Services

John Harvey	43	Senior Vice President and General Counsel

Surku Sinnadurai	59	Senior Vice President, Chief Information Officer

Aditya Srivastava	50	Senior Vice President, Chief Technology Officer

Sanjiv S. Sidhu	50	Chairman of the Board

Stephen P. Bradley	66	Director

Harvey B. Cash	69	Director

Richard L. Clemmer	56	Director

Michael E. McGrath	58	Director, Former Chief Executive Officer and President

David L. Pope	58	Director

Michael J. Simmons	44	Director

Lloyd G. Waterhouse	56	Director

Jackson L. Wilson, Jr.	60	Director

Mr. Chatterjee joined us in January 2000 as Chief Operating Officer and subsequently became Executive Vice President and then President, Solutions Operations. He was appointed Interim Chief Executive Officer in July 2007. From January 1976 until joining us, Mr. Chatterjee served in several key executive officer positions with Texas Instruments, most recently as Senior Vice President and Chief Information Officer. Mr. Chatterjee is also a director of a privately-held company and non-executive Chairman of IBS AB, a public company.

Mr. Berry joined us in August 2005 as Executive Vice President of Finance and Accounting and Chief Financial Officer after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc. (“Reynolds and Reynolds”), a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services. From 2001 until November 2003, Mr. Berry served as Executive Vice President/General Manager of Retail and Customer Support of Comdata Corporation, a provider of payment cards and related services to the transportation and retail industries. From 1993 until 2001, he held a number of positions, including Vice President/General Manager, Americas, at Travelers Express Co., Inc. (now MoneyGram International), a provider of payment services to the retail industry.

Mr. Varia joined us in July 1995 as Vice President, Worldwide Consulting and became Executive Vice President, Worldwide Development in July 1998; in 1999, he served as our Executive Vice President and Chief Delivery Officer, and in 2002, he became our Chief Customer Officer. In April 2004, Mr. Varia became an Executive Vice President and President, Greater Asia-Pacific Region.

Mr. Estrada joined us in 1998 as Director, Consulting Services. He was promoted to Senior Vice President in October 2007. Prior to joining i2, he was senior manager of Supply Chain Strategy at Ernst & Young LLP. He also served in various consulting roles within the organization’s supply chain practice. He also spent more than five years at Procter & Gamble in various roles in sales and manufacturing.

Mr. Harvey joined us in March 2001 as Assistant General Counsel. Mr. Harvey was promoted to Vice President and General Counsel in February 2007 and to Senior Vice President in February 2008. Mr. Harvey also serves as the company’s secretary.

Mr. Sinnadurai joined us in April 2001 as Vice President of Customer Satisfaction. He was promoted to Senior Vice President in October 2007. Prior to joining i2, he spent 27 years at Texas Instruments (TI) as vice president of information technology (IT), running the company’s worldwide IT infrastructure, which included Asia, Japan, Europe, and the United States.

Mr. Srivastava joined us in 1997 and was promoted to Senior Vice President in January 2002 and designated an executive officer in October 2007. Prior to his time at i2, he worked on artificial intelligence at the Texas Instruments Computer Science Research Laboratory.

Mr. Sidhu founded i2 Technologies in 1988 and has served as our Chairman of the Board since our incorporation in 1989. In April 2002, Mr. Sidhu assumed the roles of Chief Executive Officer and President until February 2005. He had previously served as our Chief Executive Officer from December 1994 until May 2001.

Dr. Bradley has served as a director since April 2005. Dr. Bradley is the William Ziegler Professor of Business Administration at the Harvard Business School. Previously, he served as Senior Associate Dean for faculty development, among other positions. Dr. Bradley serves on the board of Ciena Corporation (optical networking systems and software), a private company and a foundation.

Mr. Cash has served as a director since January 1996. Since 1986, Mr. Cash has served as general or limited partner of various venture capital companies affiliated with InterWest Partners, a venture capital firm. Mr. Cash currently serves on the board of directors of the following publicly-held companies: Ciena Corporation (optical networking systems and software), First Acceptance Corporation (real estate financial services), Silicon Laboratories, Inc. (semiconductors), Argonaut Insurance and Staktek Holdings, Inc. (semiconductor memory high-density packaging). Mr. Cash is also a director of several privately-held companies.

Mr. Clemmer has served as a director since June 2004. He currently serves as a Senior Advisor with Kohlberg Kravis Roberts & Co. Since October 26, 2005, Mr. Clemmer has served as President and Chief Executive Officer of Agere Systems Inc. (semiconductors). In addition, Mr. Clemmer has been Chairman and President of Venture Capital Technology LLC, a technology investment and consulting company, since February 2003 and a partner of Shelter Capital, a technology investment fund, since June 2004. From June 2001 through February 2003, he served in a variety of positions at PurchasePro.com, a provider of electronic procurement and strategic sourcing solutions, including Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corporation, a provider of hard disk drives and other storage solutions, from August 1996 through June 2001. Mr. Clemmer serves on the board of NXP Semiconductors and several privately-held companies.

Mr. McGrath has served as a director since August 2004 and subsequently became our Chief Executive Officer and President in February 2005, a post he held until July 2007. In 1976, Mr. McGrath co-founded Pittiglio Rabin Todd & McGrath (PRTM), a leading management-consulting firm to technology-based companies. He spent 28 years with PRTM in various positions, retiring as Chairman and Chief Executive Officer of PRTM’s Atlantic Region in July 2004. Mr. McGrath is a director of two privately-held companies and has served as a director of Entrust, Inc. since February 2007 and serves as Executive Chairman of Thomas Group, Inc., a public company.

Mr. Pope has served as a director since September 2007. Mr. Pope is currently a partner in Millennium Technology Partners, a Dallas-based consulting firm specializing in supply chain management. Previously, Mr. Pope was a partner with Accenture focusing on supply chain management in the electronics and high-tech industry. He has also been a CFO and CEO of several businesses, including a data-recovery and computer forensics firm in the United Kingdom and a US-based semiconductor manufacturer.

Mr. Simmons has served as a director since September 2007. Mr. Simmons is a senior operating partner in the private equity group of Q Investments, a group of entities associated with Amalgamated Gadget, L.P., and Chief Executive Officer of Q Investments’ energy business. Prior to joining Q Investments in 2007, Mr. Simmons spent 20 years at General Electric, including serving as Chief Executive Officer of PII Pipeline Solutions. He held executive and operating leadership roles throughout the U.S. and Europe in GE’s pension fund, real estate, finance, energy and oil and gas divisions.

Mr. Waterhouse has served as a director since April 2005. Mr. Waterhouse previously served as President and Chief Executive Officer of Harcourt Education. Mr. Waterhouse served as Chairman and Chief Executive Officer of Reynolds and Reynolds, a public company providing software and services solutions for automobile retailers, from 2000 thru July 2004. Prior to joining Reynolds and Reynolds in May 1999 Mr. Waterhouse spent 26 years at IBM Corporation, including serving as general manager of IBM’s e-Business Services unit immediately prior to May 1999. Mr. Waterhouse serves on the board of directors of Digimarc and Atlantic Mutual Insurance Companies. Mr. Waterhouse also serves on the board of directors of private companies and Pennsylvania State University’s Smeal College.

Mr. Wilson has served as a director since April 2005. From 1983 through August 2004 when he retired, Mr. Wilson served in various roles at Accenture Ltd, including Director; Managing Partner—Accenture Technology Ventures, Corporate Development Officer and, most recently, Chief Executive Officer—Business Process Outsourcing. Mr. Wilson is the former Chairman of the Board of Avanade Inc., a private joint venture between Accenture and Microsoft Corporation (technology integration on the Microsoft platform), and a director of Seraph Group LLC, a registered investment company, as well as a director of a privately-held company.

On March 7, 2007, a purported shareholder derivative complaint was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the Company as a nominal defendant. The complaint, entitled George Keritsis and Mark Kert v. Michael E. McGrath, Michael J. Berry, Pallab K. Chatterjee, Robert C. Donohoo, Hiten D. Varia, M. Miriam Wardak, Sanjiv S. Sidhu, Stephen P. Bradley, Harvey B. Cash, Richard L. Clemmer, Lloyd G. Waterhouse, Jackson L. Wilson Jr., Robert L. Crandall and i2 Technologies, Inc., asserts derivative claims against the defendant officers and directors putatively on behalf of the Company and alleges breach of fiduciary duty and unjust enrichment in connection with stock option grants to certain of the defendant officers and directors on three dates in 2004 and 2005. The complaint alleges that the timing of those stock option grants was manipulated in the recipients’ favor while defendants were in possession of material non-public information about the Company. The complaint is derivative in nature and does not seek relief from the company, but does seek damages and other relief from the defendant officers and directors.

On October 23, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the company as a nominal defendant. The complaint, entitled John McPadden, Sr. v. Sanjiv S. Sidhu, Stephen Bradley, Harvey B. Cash, Richard L. Clemmer, Michael E. McGrath, Lloyd G. Waterhouse, Jackson L. Wilson, Jr., Robert L. Crandall and Anthony Dubreville and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment based upon allegations that the company sold its wholly-owned subsidiary, Trade Services Corporation, for an inadequate price in 2005. The complaint is derivative in nature and does not seek relief from the company, but does seek damages and other relief from the defendant officers and directors.

We maintain directors’ and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and certain officers. In addition, our Restated Certificate of Incorporation limits the liability of our directors to us and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in the 2007 compensation provided to the Company’s Named Executive Officers (“NEOs”) (as presented in the tables which follow this CD&A).

The Compensation Committee

The Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and senior executives and generally oversees our compensation programs. The Committee is comprised solely of independent, non-management members of the Board.

The Committee’s specific responsibilities include:

•	reviewing, revising and approving an industry specific Peer Group (as defined below) to facilitate appropriate benchmarking comparisons;

•	reviewing and approving annually, at the beginning of each year, the Company’s goals and objectives relevant to the CEO’s compensation for that year;

•

reviewing and approving annually, at the beginning of each year, the individual elements of targeted compensation for the CEO for that year, including base salary, target performance bonus and proposed equity awards and reporting such determinations to the Board of Directors;

•

evaluating annually, at the end of each year, the CEO’s performance in light of the goals and objectives previously identified as being relevant to the CEO’s compensation for that year, and determining the CEO’s final compensation level based upon this evaluation and other relevant information;

•	reviewing the CEO’s recommendations with respect to the individual elements of total compensation for the NEOs other than the CEO and approving such individual elements of compensation;

•	reviewing with the CEO matters relating to management succession, including compensation related issues,

•

making recommendations to the Board regarding all employment agreements, severance agreements, change in control provisions and agreements and any special supplemental benefits and/or perquisites applicable to the NEOs; and

•

reviewing and discussing with management the disclosures made in the Compensation Discussion and Analysis prior to filing the Company’s Annual Proxy Statement for the annual meeting of stockholders, and recommending to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Philosophy and Objectives

The Company’s compensation philosophy and objectives are designed to provide an incentive for NEOs to create shareholder value in both the short and long-term through growth of our cash flow and earnings. In order to achieve this objective, our executive compensation program is designed to provide competitive base salaries, performance bonuses and equity award programs to attract, retain and motivate top talent. Our compensation programs are designed to reward performance based upon annual goals established by the Committee at the beginning of each year for the current year and may be adjusted periodically at the discretion of the Committee based on market or other conditions. Our compensation programs help to align the priorities and performance of our NEOs with the Company’s priorities and strategies, as they may vary from year to year. In 2007, the Company experienced many challenges including the establishment of the Strategic Review Committee of the Board to determine strategic options for the future of the Company as well as the departure of a CEO, the designation of an interim CEO and the search for a successor CEO. NEO retention and their continued focus on both short and long-term goals was an integral part of setting 2007 compensation objectives by the Committee.

In 2007, we emphasized profitability, operational performance, strategic direction, and operational improvements in the setting and awarding of compensation. The Committee identified those goals and priorities because they represented the greatest potential for tying NEO compensation to long-term interests of our shareholders. Each NEO was held accountable for the success of our corporate performance (pro forma operating income, cash flow from operations, total bookings and success of our New Generation Solutions), our performance linearity (consistent achievement of specific quarterly financial goals) and the individual performance goals applicable to his or her role on the management team.

The Committee has the authority to engage independent executive compensation consultants, outside counsel and other advisors on all matters related to the compensation of NEOs and other senior executives. In the first quarter of 2007, Syzygy Consulting Group (“Syzygy”) served as the independent consultant and advisor to the Committee. Effective October 15, 2007, PricewaterhouseCoopers, LLP (“PwC”) was engaged by the Committee to serve as the Committee’s consultant and advisor. PwC takes direction from and reports directly to the Committee. The Committee has the sole authority to terminate PwC’s services.

Setting Executive Compensation Targets

Syzygy reported to the Committee and provided comparative market data on industry best practices, benchmarking data acquired from SEC proxy filings made by each of the comparable companies during the previous year and data from the Aon Radford Executive Compensation Report related to our NEOs and Senior Executives. The Aon Radford Executive Compensation Report is an international compensation survey specializing in the technology industry.

We use benchmarking to compare our NEOs’ compensation to our competitive Peer Group. For benchmarking purposes, the Committee approves a technology industry-specific group of peer companies (collectively, the “Peer Group”) with which it competes for executive talent. In response to the directional advice from the Committee, Syzygy collected pay practice information from comparable public software and services companies that have a market capitalization of $2 billion or less. This directional advice coupled with consolidations in the software sector resulted in the following list of 21 companies as the 2007 Peer Group: Agile Software, Ariba, Borland Software, CACI International, Emageon, Entrust, Informatica, Interwoven, JDA Software, Manhattan Associates, Mentor Graphics, NCI, Open Text, Pegasystems, Perot Systems, Quest Software, Sapient, S1 International, Tibco Software, Vignette and Webmethods.

In early 2007, Syzygy presented the Committee with benchmarking data relating to the compensation of executives at the Peer Group companies holding positions comparable to the positions of each of our NEOs including data regarding base salary, performance bonuses and equity awarded to such Peer Group executives. In order to validate the findings from the Peer Group’s public disclosures and, in some instances, in order to increase the number of comparable matches in the Company’s NEO jobs, published survey data is also provided for each job. The Aon Radford Executive Compensation Report is utilized by the Committee for these purposes.

Base salaries and target performance bonuses (collectively, on target earnings, or “OTE”) are determined on an annual basis at the beginning of each year. Based on the Peer group used in 2007, the executive base salaries and target incentive awards were in the upper percentiles, which was primarily the result of the tenure of some executives as well as our strong need to retain and motivate our NEOs, as illustrated in the table below:

NEO	TITLE	Base Salary Percentile	OTE Percentile
*Mr. Chatterjee	Interim CEO	49%	67%
Mr. Berry	EVP, Chief Financial Officer	63%	74%
*Mr. Varia	EVP, Field Sales, Chief Customer Officer	55%	78%
Mr. Cummings	Former SVP, Chief Marketing Officer	89%	81%
Mr. Srivastava	SVP, Chief Technology Officer	60%	89%
Mr. McGrath	Former CEO	78%	92%
Ms. Stinnett	Former EVP, Customer Operations	95%	88%

*	Mr. Chatterjee and Mr. Varia, assumed new positions during the third quarter of 2007. The base salary and OTE percentiles are based on 2008 peer group and survey analysis for the new positions.

Equity awards are granted to the NEOs during the course of each year and are our only form of long-term incentive compensation. Our equity awards are designed to reward our NEOs for their past performance and, as the Company succeeds, are also designed to reward them for their continued contributions to Company success, thus aligning the NEOs long-term incentive with the Company’s shareholders.

NEO award recommendations are reviewed at the quarterly Committee meetings. The independent executive compensation consultants present recommendations to the Committee based on data collected from Peer Group equity awards and survey data. The Committee then considers these grant recommendations for its NEOs after evaluating the market findings, the value of each NEO to the Company, unvested holdings, retention concerns and each NEO’s performance and contributions toward the Company’s long-term success.

Approved awards, if any, are granted on the third Monday of the second month of the quarter (which is outside of a blackout period). Stock option grants are scheduled to be approved in January to be granted in February. Stock option grants generally vest over a four-year period provided employees’ continued employment. RSU awards are approved in July and granted in August. RSU grants generally vest over a two-year period provided employees’ continued employment. Although our plan allows for repricing of stock options, we have no current intention to do so. We do not have a policy for adjusting or recovering awards if Company results are restated or otherwise adjusted.

NEO new hire awards are granted the third Monday of the month following an earnings blackout period following the date of hire. The Committee meets prior to the NEO start date to approve the new hire grant.

We generally provide perquisites to our NEOs only in special situations, such as relocation or expatriate assignments as detailed in the appropriate sections below under “Individual Elements of NEO Compensation” and “Individual NEO Compensation Detail.” Offering perquisites is generally not a part of our compensation philosophy.

Role of Executive Officers in Compensation Decisions

The CEO provides the Committee with NEOs’ performance assessments and compensation recommendations. The Committee approves compensation for NEOs (other than the CEO) after considering recommendations by the CEO. No NEO, except the CEO, has a role in determining the compensation of any of the NEOs. Mr. McGrath was permitted to make recommendations to the Committee at the beginning of 2007 as to the levels of total compensation of the other NEOs. In addition, at the end of the year, Mr. Chatterjee, as Interim CEO, was delegated the authority by the Committee to increase or decrease for the individual strategic goal portion of an NEO’s annual 2007 performance bonus compensation (other than the CEO’s own performance bonus) up to 30% dependent upon the CEO’s subjective determination of such NEO’s individual performance results.

The CEO generally attends regularly scheduled quarterly Committee meetings, but is not present for the executive sessions or for any discussion of his own compensation. With respect to the CEO’s compensation, the independent compensation consultant provides competitive data to the Committee regarding the benchmarking of CEO compensation against the Peer Group. The Committee then determines the CEO’s annual compensation. The CEO is not involved in the determination of his own annual compensation.

Individual Elements of NEO Compensation

Our NEOs are compensated through base salary, performance bonus, equity awards and certain perquisites. These elements were chosen through analysis of our Peer Group and specifically designed to attract and retain quality executives. Annual compensation decisions regarding each element take into account each NEO’s performance during the year and individual goals. Specific goals, and equity grants, will be outlined in the appropriate sections below.

Base Salaries

Base salaries are determined annually, at the beginning of each year, based upon the performance of the NEO against the plan for the prior year, a review of the benchmarking data referred to under “Setting Executive Compensation Targets” above and an assessment of the difficulty of hiring a replacement employee into the position held by the NEO should he or she elect to leave the Company. The Company’s above market based salaries primarily reflect the tenure of some executives hired at a time when the Company was larger, and the Company’s recent requirements to attract and retain talent.

In 2007, Syzygy presented Peer Group and survey information to the Committee and advised the Committee on NEO base compensation. In order to bring base salaries more in line with the Peer Group and internal base pay alignment within the NEO group, the Committee elected not to increase base salaries for 2007.

NEO	Title	2006 Base Salary	2007 Base Salary	% Increase
Mr. Chatterjee	Interim CEO	$367,500	$367,500	0%
Mr. Berry	EVP, Chief Financial Officer	$325,000	$325,000	0%
Mr. Varia	EVP, Field Sales, Chief Customer Officer	$236,250	$236,250	0%
Mr. Cummings	Former SVP, Chief Marketing Officer	$375,000	$375,000	0%
Mr. Srivastava	SVP, Chief Technology Officer	$272,700	$272,700	0%
Mr. McGrath	Former CEO	$600,000	$600,000	0%
Ms. Stinnett	Former EVP, Customer Operations	$475,000	$475,000	0%

Performance Bonus

Performance bonus targets are determined annually, at the beginning of each year, after the Committee has reviewed the benchmarking data referred to under “Setting Executive Compensation Targets” above. We continue to be directed by the following guiding principles for setting the performance bonus targets for our NEOs approved by the Committee in early 2006:

•	standardize the compensation programs for each NEO to the greatest extent possible, while still driving functional and individual performance measurement;

•

align corporate level performance with specific group performance, so that performance bonuses would not be awarded, absent extraordinary circumstances, in the event that only a specific group’s performance goals were attained or only corporate goals of the Company were attained;

•	reflect a proper mix of financial and non-financial goals; and

•	ensure the programs are structured to pay only for performance, so that bonuses would not be paid to an NEO who did not attain his or her respective performance targets.

Messrs. Chatterjee and Varia have set dollar bonus targets rather than a percentage of base salary due to previous compensation agreements. The base salary and OTE for Mr. Chatterjee and Mr. Varia reflect legacy compensation levels from the time when the Company was significantly larger than it is today and when we had to offer significantly larger compensation packages, especially with regard to performance bonus potential to attract individuals of their caliber. We maintained their compensation at that level to ensure their retention, and because their OTE continues to be heavily weighted towards the performance bonus component.

Mr. Berry’s target bonus was determined at his time of hire in 2005 based on Peer Group and market data as well as the breadth and depth of his education and experience and was included as a provision in his employment agreement. Mr. Cummings joined us after working for a consulting firm with a higher base salary component of OTE. As such, Mr. Cummings’s target bonus was set at a lower than market level due to his high base salary at the time of hire. Mr. Srivastava’s target bonus was designed to provide a strong performance incentive to achieve R&D results important to the growth of the Company and is also part of a legacy of other roles he has held with the Company.

The achievement criteria relative to each NEO’s performance bonus target are developed at the time his or her performance bonus target is determined, and are tailored to the specific performance metrics applicable to his or her role on the management team in accordance with the recommendations made by the executive compensation consultant to the Committee. The achievement criteria are designed to drive behaviors consistent with particular corporate objectives as well as each NEO’s unique role and responsibility within the Company. The Committee believes that selecting such criteria and monetarily rewarding the attainment of such objectives provides the greatest opportunity for our performance bonus program to maximize shareholder value. These criteria are subject to adjustment by the Committee during the year. Performance against these criteria is measured as of the end of the year, and the actual performance bonuses approved by the Committee are normally paid in the following February. Generally our policy is that an NEO must be employed and in good standing on the date of the payout to receive any of the approved performance bonus.

For 2007, the Committee approved the following performance bonus targets for the NEOs:

NEO	Title	Target Bonus % of Base or Amount		% Corporate Goals	% Group Goals	% Individual Strategic Goals
Mr. Chatterjee	Interim CEO	82	% (1)	45%	0%	55%
Mr. Berry	EVP, Chief Financial Officer	50%		45%	0%	55%
Mr. Varia	EVP, Field Sales, Chief Customer Officer	95	% (2)	45%	35%	20%
Mr. Cummings	Former SVP, Chief Marketing Officer	25%		45%	0%	55%
Mr. Srivastava	SVP, Chief Technology Officer	55%		45%	0%	55%
Mr. McGrath	Former CEO	100%		50%	0%	50%
Ms. Stinnett	Former EVP, Customer Operations	40%		45%	35%	20%

(1)	Target is $300,000, but expressed in table as a percentage of base salary
(2)	Target is $225,000, but expressed in table as a percentage of base salary

When the Committee adopted its guiding principles for setting the performance bonus targets for our NEOs in early 2007, it also defined specific parameters for the approval of actual performance bonuses under the program. The Committee may:

•

consider linearity of results to recognize consistent corporate performance. This means that each quarter will be reviewed and rewarded independently of all other quarters as measured against the plan for that quarter. If the performance measures are not met for a quarter, the NEOs will receive 0% bonus for that quarter under the linearity component of corporate goals. We believe that consistently achieving individual quarterly financial goals is critical to the overall success of the Company.

•

provide for a +/- 30% subjective performance modifier in an NEO’s performance bonus amount (other than the CEO’s own performance bonus) based on the CEO’s subjective assessment of the individual contribution of such NEO to the Company and attainment of individual strategic objectives.

•

limit any payout resulting from the achievement of NEOs’ individual strategic goal achievement as deemed to be appropriate based on overall company financial performance. The Committee believes that this ties individual performance to the overall performance of the Company and shareholder value; and

•

cap each performance bonus at the lesser of $1 million or the individual targets as described in the preceding bullet. The Committee believes it is important to place a known upper limit on potential payouts under the bonus program to the NEOs, so that the Company and its shareholders would be able to determine the maximum exposure under the Company’s NEO performance bonus program.

Components of NEO 2007 Performance Bonuses

I. Corporate Goals (45% of all NEO’s total target bonus)

	In Millions, except Next Generation Solutions
Financial Results:
Overall Company Results	Weight	Goal	Actual	% Achieved	Payout
Pro forma Operating Income (1)	50%	$49.4	$36.0	73%	37%
Cash Flow from Operations (2)	20%	$25.7	$16.4	64%	13%
Total Bookings (3)	20%	$294.5	$264.7	90%	18%
Success of Next Generation Solutions (4)	10%	100%	100%	100%	10%
Corporate Wide Performance Factor (CWPF)					77%
Corporate Linearity:					0%
Measured as the ability to consistently achieve the quarterly financial targets. Defined as number of quarters where CWPF is at or above 100%. Measured quarterly at 25% per quarter.
II. Individual Goals (55% of all NEO’s total target bonus)
Individual goals are discussed in “Individual NEO Compensation” section below.

(1)	Proforma Operating Income is defined as operating income excluding the effects of stock option expense, non-operating legal expense, restructuring charges, amortization of intangibles, and other one-time non-recurring items.
(2)	Cash Flow from Operations is per GAAP financial statements
(3)	Bookings is defined as the total value of non-contingent fees payable to the Company pursuant to the terms of duly executed contracts.
(4)	Next Generation Solutions is defined as progress around training, development, marketing and selling the New Generation Solutions.

The NEOs were measured against the Company’s overall corporate performance and performance linearity as well as individual strategic goals. For 2007, the Committee approved under the advisement of PwC, the following performance bonuses for the NEOs:

Performance Bonus Payments in 2008 for 2007 Results

NEO	Payment for Corporate Performance and Individual Goals	Compensation Committee/ CEO Discretion (+/- 30%)	Total Payout	Total Percentage of Bonus Target
Mr. Chatterjee (1)	$338,000	$34,375	$372,375	124%
Mr. Berry	$139,425	$23,075	$162,500	100%
Mr. Varia	$193,050	$50,050	$243,100	108%
Mr. Cummings	$80,438	$19,562	$100,000	107%
Mr. Srivastava	$128,687	$13,313	$142,000	95%
Mr. McGrath	$—	$—	$—	—
Ms. Stinnett	$—	$—	$—	—

(1)	The committee added a prorated base adjustment from $367,500 to $450,000 for the five months in his capacity as the Interim CEO.

Equity

In order to compile the market NEO stock grant and stock option grant data for the Company and to make its recommendations to the Committee, Syzygy collected and analyzed data on stock and stock options granted to Peer Group executives using the SEC filings. Syzygy analyzed the prior three year filings of each Peer Group company’s proxy statement and Form 10-K. Syzygy also analyzed each Peer Group company’s Forms 3, 4, 8-K and 10-Q filed after the proxy and 10-K in order to collect stock grant information that did not appear in these annual filings. This approach resulted in Syzygy collecting as many as four years or as few as one year of stock/stock option grant data for certain NEO jobs.

For the 2007 grant recommendations to the Committee, Syzygy calculated the current in-the-money value of each stock grant and stock option granted over a three-year period by the Peer Group utilizing closing stock prices on December 27, 2006. On that date, the Company’s stock closed at $23.00 per share. Syzygy then calculated the potential value of each stock and stock option grant by increasing each company’s closing price by 50% (i.e., 1.5) and 100% (i.e., 2 times). Long-term incentive plan cash payouts were included in these calculations at their reported value. Syzygy also employed the Black-Scholes model to determine the present value of the stock options of the Company and the Peer Group. Each company’s Black-Sholes value was computed using the strike prices of each stock option granted over the most recent three-year period, a seven-year holding period (approximately mid-way between the typical four-year vesting period and 10-year term) and a risk-free rate of return based on the nominal, constant maturity, seven-year weekly figure reported by the Federal Reserve (4.57 percent on December 22, 2006). Syzygy calculated volatility for the model using the daily closing prices of each company’s stock during the three-year period ending December 27, 2006 (or a shorter period ending December 27, 2006 if the Company’s stock did not trade for three years). Stock grant values (e.g., restricted stock or stock units) were included in the Black-Scholes calculation and were valued by adding the price at date of grant to the Black-Scholes value at date of grant. Long-term incentive plan cash payouts were included in the Black-Scholes calculation at their reported value. The Company’s Black-Scholes value was $16.60 per share using a stock price of $23.00, computed volatility of 72.18 percent and the remaining model inputs as discussed above.

Syzygy’s Black-Scholes value calculations differ from those used by the Company in the Company’s reporting of stock compensation expense in SEC filings. Syzygy’s calculations are used to determine the expected higher compensation value earned as opposed to the lower FASB 123R expense. This approach reflects the standard practice of compensation professionals, and is consistent with the stock compensation values presented to the Committee in prior years. For example, Syzygy uses a seven-year term (because executives are expected to hold their shares or options beyond vesting) and does not reduce the resulting Black-Scholes value for expected forfeitures (as executives are not expected to terminate their employment). In addition, Syzygy considers the value of a restricted stock grant to be the face value on the date of grant plus the Black-Scholes value of an option since executives receive both the value of the shares on the date of grant and potential future gains in the share price.

Syzygy also collected and analyzed the most recent data on unexercised stock options outstanding, options available for future grant, outstanding warrants (or other instruments convertible into common stock), stock appreciate rights (SARs) and total common stock outstanding. The results of this research also included data on any new shares being registered for stock plans, shares being de-registered, stock split and exchange programs, and changes in capitalization. These company-wide data were collected in order to compute executive ownership percentages for the Company and the Peer Group that were calculated based on the diluted weighted average common stock outstanding.

The Committee adopted the 2007 grant guidelines developed by Syzygy for the Company’s NEOs. The Committee considered these grant recommendations for its NEOs after evaluating the market findings, the value of the NEOs’ unvested holdings, retention concerns and the NEOs’ performance and contributions toward the Company’s long-term success.

Nonrecurring Retention Grant Program

Management requested that in addition to its annual review of and recommendation for equity grants, Syzygy present to the Committee market data from technology companies that implemented unique retention programs during periods of organizational turnaround, restructuring and/or mergers and acquisitions. The Committee then reviewed the 2007 recommended grant from Syzygy following its market-based annual executive grant guidelines versus the recommended grants for the nonrecurring Performance-based Restricted Stock Unit (“Performance RSU”) award granted for retention purposes. The Committee determined awards based on Syzygy’s recommendations and the level of the executive (the Chief Executive Officer, Chief Financial Officer, Chief Customer Officer, and Chief Marketing Officer were granted higher awards due to their level of responsibilities they perform in their capacity for their roles in the Company).

The Committee approved the issuance of a non-recurring Performance RSU grant to each of our NEOs in February 2007, as well as other key employees, to mitigate the risk of losing these key employees in the event of a change in CEO or other strategic initiatives that the Board may consider. The Performance RSU grant shares vest as to 33% on February 19, 2009, subject to the Company’s Earnings per Share (EPS) as of the close of the 2008 calendar year increasing by 40% or more over the 2006 calendar year EPS. The remaining 67% vest on February 19, 2010, subject to the Company’s EPS as of the close of 2009 calendar year increasing by 60% or more over the 2006 calendar year EPS. Based on the Company’s assessment that the achievement of the performance measures required for vesting of the Performance RSU grant was not probable due to the Company’s performance in 2007, the Company did not record compensation expense for this award in its 2007 annual financial statements. Accordingly, no compensation cost is reflected in any of the tables in the CD&A.

The stock option grants vest over a four-year period provided the employee continues employment. By granting a combination of stock options and Performance RSUs in 2007, we were able to continue to tie long-term equity incentives to shareholder value. No other equity awards were issued to our NEOs in 2007.

Perquisites

Generally, our philosophy on perquisites is not to offer them unless we are attracting a new executive, relocating a new or existing executive, or using them as part of an expatriate package. These perquisites are described in detail in the “Individual NEO Compensation Detail” and the “Former NEOs’ Individual Compensation Detail” sections below.

In 2007, the Committee approved that NEOs receive an annual physical at the Cooper Clinic in Dallas. Based on information provided by Syzygy, the Committee determined that this is a market-typical executive perquisite, and may actually result in reduced costs if a preventable medical condition is diagnosed early for treatment. The cost of the examination is taxable income to the NEOs with a partial gross-up by the Company. The 2007 NEO expense for Mr. Berry was $2,543, Mr. Varia was $2,624, Mr. Cummings was $2,605, Mr. Srivastava was $2,624 and Ms. Stinnett $2,342.

Retirement Plans

The only retirement plan which the Company offers is a 401(k) plan. Beginning May 1, 2007, the Company amended the i2 Technologies, Inc. 401(k) Savings Plan to include a 100% match of the first 3% of compensation contributed to the Plan, subject to IRS limitations. This was done in conjunction with the discontinuation of the Company sponsored Employee Stock Purchase Plan. NEOs may participate under the same parameters as all other employees. The Company matching contribution for NEOs participating in the plan was: Mr. Berry, $6,500; Mr. Srivastava, $5,454; and, Ms. Stinnett, $3,563.

Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers. We maintain directors’ and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of officers to the fullest extent permitted by Delaware law.

Post-Termination Agreements

NEOs are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment other than for Cause (as defined in the applicable agreement.) This includes terminations occurring within a certain period of time following a change in control. The Committee believes the post-termination arrangements are in the best interest of the company and its shareholders to ensure that the company will have the continued dedication of the NEOs, notwithstanding the possibility, threat or occurrence of the termination of the NEOs’ employment in connection with a change in control, change of CEO or other strategic initiatives that the Board or the CEO may consider. Prior to the Committee approving the NEO post-termination agreements, PwC provided Peer Group market practices and competitive factors for the Committee’s consideration. The agreements also set a financial cap for the Company’s potential liability related to NEO severance.

On February 25, 2008, we entered into Executive Retention Agreements with all of the NEOs. Under the terms of the Agreement, if the Company terminates the NEO other than for Cause (as defined in the applicable agreement), or the NEO terminates for Good Reason (as defined in the applicable agreement and in compliance with 409A Safe Harbor Regulations of the IRS Code governing deferred compensation), the Company will pay the NEO one year of base salary and on-target bonus, paid in one lump sum within 60 days of termination. The NEO will also receive one year of COBRA payments, paid in one lump sum within 60 days of termination. All unvested equity awards will accelerate and become immediately exercisable in the event of the NEOs’ termination without Cause. The above payments are limited under Section 280G(b) (2) of the IRS Code governing parachute payments, to the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the amount which yields the NEO the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided. These agreements supersede all other employment agreements with all NEOs.

Individual NEO Compensation Detail

Mr. Pallab Chatterjee

Mr. Chatterjee began 2007 as President, Solutions Operations. In July, 2007, he was named Interim Chief Executive Officer. There was not an adjustment to his base compensation made at that time. The base salary and OTE for Mr. Chatterjee reflect legacy compensation levels from the time when the Company was significantly larger than it is today and when we had to offer significantly larger compensation packages, especially with regard to performance bonus potential to attract individuals of his caliber. We maintained his compensation at that level to ensure his retention, and because his OTE continues to be heavily weighted towards the performance bonus component.

As President, Solutions Operations, Mr. Chatterjee’s individual strategic goals included Solutions Operations policy deployment, establishment of a Fixed Fee Tracking system to improve margins, develop strong process discipline and improve resource allocation and utilization, and business content library development. When he assumed the role as Interim Chief Executive Officer, the Committee looked to Mr. Chatterjee’s leadership during a period of challenges for the Company. The Committee added company-wide individual strategic goals for Mr. Chatterjee related to cost reduction, redesign of sales force structure, increased process consulting and managed services, and improvement in cash flow, bookings and service revenue.

Mr. Chatterjee’s 2007 performance bonus reflects his achievements in both positions he held during 2007. Mr. Chatterjee’s weighted components of the total bonus were: Corporate performance 40%, Performance Linearity 5% and Individual Goals, 55%. The corporate performance measurement was calculated to be 77% and Corporate Linearity resulted in 0%.

Mr. Chatterjee’s 2007 bonus was based on the following calculation:

(1) $34, 375 lump sum prorated increase in base pay from $367,500 to $450,000 for five months of the year;

(2) The Company financial components of $92,400 based on results of 77% for the Corporate Wide Performance Factor and 0% for the Corporate Linearity Factor.

(3) Mr. Chatterjee’s 2007 individual goals were calculated based on 7 months serving in the capacity as the President, Solutions Operations and 5 months serving in the capacity as the Interim CEO. After having previously reviewed the results of Mr. Chatterjee as compared to his goals, the Committee awarded $96,600 or 100% for the portion of his target bonus related to his personal strategic goals for the first seven months of the year as President, Solutions Operations. The Committee awarded $149,000 or 217% for the portion of his target bonus related to his personal strategic goals for the five months as Interim CEO.

The total bonus payout for Mr. Chatterjee was $372,375 or 124% of his target of $300,000. In addition to his individual performance results, this bonus also recognizes the challenges of leading the Company during highly uncertain times. PwC indicated that this annual bonus fell at the 50th percentile as compared to the Peer Group and the 50th percentile as compared to the survey data. The Committee also determined that the 2008 target bonus for Mr. Chatterjee would be $450,000. PwC indicated this reflects between a 50th and 75% percentile target in the survey data.

At its January, 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved a Performance RSU grant of 50,000 shares for Mr. Chatterjee. He was also granted 15,000 Stock Option shares at $25.70 per share pursuant to the Stock Plan.

In March, 2007, we entered into severance agreement with Mr. Chatterjee. Under the terms of this agreement, if we terminated Mr. Chatterjee without Cause (as defined in the applicable severance agreement) or if he terminated his employment with the Company by reason of a “constructive termination” within 24 months of a “Corporate Transaction” (as such terms are defined in the applicable severance agreement), then Mr. Chatterjee would have received payments equal to six months of base salary and on-target bonus potential.

In September, 2007, we entered into an agreement with Pallab Chatterjee in his capacity as the Interim CEO. The terms of this agreement stipulated that Mr. Chatterjee would receive twelve months of base salary, on-target bonus potential and company-paid medical benefits if his employment was involuntarily or constructively terminated within 12 months of the Company hiring a CEO other than Mr. Chatterjee. The agreement superseded all other employment agreements with Mr. Chatterjee.

In February, 2008, Mr. Chatterjee and all other NEOs entered into an agreement as described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Chatterjee.

Mr. Michael Berry

Mr. Berry serves the Company as Executive Vice President and Chief Financial Officer. His base salary and target bonus was influenced by his employment agreement when he joined the Company in 2005 and reflects his salary levels at his previous positions, the breadth and depth of his education and experience and our need to attract an experienced CFO executive of his caliber. In addition to the compensation elements discussed above, this agreement included terms related to the sale of his home and a housing allowance to facilitate his move to the Company corporate offices in Dallas, Texas. During 2007, Mr. Berry’s employment agreement was amended. On February 16, 2007, we entered into an amendment to Mr. Berry’s employment agreement in conjunction with the sale of Mr. Berry’s home in Dayton, Ohio. The Company purchased from Mr. Berry his prior residence in partial satisfaction of the provisions of the employment agreement. Due to the loss in equity from the sale of Mr. Berry’s home and in further satisfaction of the employment agreement, the Company made a one-time cash payment to Berry in the amount of $100,000 and issued to Mr. Berry shares of common stock, par value $.00025 per share, of the company valued at approximately $100,000 as of the close of trading on February 15 2007. Pursuant to the terms of the employment agreement, Mr. Berry is required to forfeit all or some of such common stock, and to reimburse the company for all or some of the relocation expenses previously paid by the Company is he voluntarily terminates his employment with the company on or prior to August 16, 2008. The terms of this agreement also discontinued his housing allowance and accompanying tax gross-up (which prior to the agreement was $7,341 for 2007). This agreement contained retention portions aimed to retain Mr. Berry as CFO. Mr. Berry’s employment agreements also provided for post-employment severance payments and benefits in the event of termination of employment by the Company “without cause” (as defined in the applicable agreement) or by the executive for “good reason” (as defined in the applicable agreement) and also provided that all of Mr. Berry’s equity grants would be fully vested and become exercisable immediately upon a change in control of the Company, even if the employment of such NEO was not terminated. The Committee determined that it was in the best interest of the Company and Mr. Berry to have an employment agreement in place in order to ensure the quality of leadership which the Company requires. In February, 2008, Mr. Berry and all other NEOs entered into an agreement as described in the Post-termination Agreements section above that supersede all prior employment agreements with Mr. Berry.

Mr. Berry’s individual 2007 strategic goals and subsequent results included ongoing SEC and SOX compliance, forecasting and reporting of the Company, expansion of the Company’s investor base to include additional institutional investors, transition to a different public accounting firm, and streamlining the deal approval matrix. In addition, Mr. Berry has been an integral part of the Board’s strategic work on the future of the Company. Following Committee review and the CEO performance modifier, Mr. Berry received 100% of his performance target for the corporate financial results and meeting his individual strategic goals.

At its January, 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved a

Performance RSU grant of 50,000 shares and a Stock Option grant of 15,000 shares at $25.70 per share to Mr. Berry pursuant to the Stock Plan.

Mr. Hiten Varia

Mr. Varia began 2007 as Executive Vice President and Chief Customer Officer, Greater Asia Pacific. In July, 2007, Mr. Varia was named EVP, Field Sales and Chief Customer Officer for the Company. The OTE for Mr. Varia reflects legacy compensation levels from the time when the Company was significantly larger than it is today and when we had to offer significantly larger compensation packages, especially with regard to performance bonus potential to attract an individual of his caliber. We maintain his compensation at that level today to ensure his retention, and because his OTE continues to be heavily weighted towards the performance bonus component.

Mr. Varia is an expatriate in Singapore. As part of his compensation package, in 2007 he received a foreign housing allowance package of $158,040, transportation benefits of $17,656, relocation benefits of $445 and reimbursement of $19,153 for his children’s education in Singapore. In addition, he received country taxes, tax preparation and a tax gross-up for this package totaling $167,149 in 2007. Total cost for expatiate expenses for Mr. Varia was $362,444. In June, 2007 and again in January, 2008, the Committee extended his expatriate agreement for another six months.

As leader of the Field Sales organization, Mr. Varia had strategic goals geared towards the industry groups and geographical regions he is responsible for in addition to his corporate and individual goals. Under Mr. Varia’s leadership, Q4 2007 total bookings were $82 million. This was the largest bookings quarter since the Company began tracking total bookings in Q4, 2005. Mr. Varia restructured the sales organization to provide increased customer value. Customer satisfaction survey results rated the Company at the highest customer loyalty index score. Following Committee review and the CEO performance modifier, Mr. Varia received 108% of his performance target for the corporate financial results and meeting his individual strategic goals.

At its January, 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved a Performance RSU grant of 50,000 shares for Mr. Varia. He was also granted 15,000 Stock Option shares at $25.70 per share pursuant to the Stock Plan.

On March 9, 2007, we entered into a severance agreement with Mr. Varia. Under the terms of this agreement, if we terminate him without cause (as defined in the applicable agreement) or if he terminates his employment with the Company by reason of a “constructive termination” within 24 months of a “Corporate Transaction” (as such terms are defined in the applicable agreement), then Mr. Varia would have received payments equal to six months of base salary and on-target bonus potential.

In February, 2008, Mr. Varia and all other NEOs entered into an agreement as described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Varia.

Mr. John Cummings

Mr. Cummings has served the company as Executive Vice President and Chief Marketing Officer. Mr. Cummings’s base salary was set at a higher rate based on the salary level at this previous position as a consultant. As such, the Committee established a lower target bonus percentage to achieve a more reasonable OTE level for the position.

As Chief Marketing Officer, Mr. Cummings’s individual strategic goals related to overall company marketing strategy including field enablement, field marketing programs, brand and customer programs, a brand refresh, corporate communications and customer events. Following Committee review and the CEO performance modifier, Mr. Cummings received 107% of his performance target for the corporate financial results and meeting his individual strategic goals.

At its January, 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved a Performance RSU grant of 30,000 shares and a Stock Option grant of 10,000 shares at $25.70 per share to Mr. Cummings pursuant to the Stock Plan.

On March 9, 2007, we entered into a severance agreement with Mr. Cummings. Under the terms of this agreement, if we terminate him without Cause (as defined in the applicable agreement) or if the executive terminates his employment with the Company by reason of a “constructive termination” within 24 months of a “Corporate Transaction” (as such terms are defined in the applicable agreement), then Mr. Cummings would have received payments equal to six months of base salary and on-target bonus potential.

In February, 2008, Mr. Cummings and all other NEOs entered into an agreement as described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Cummings.

On March 24, 2008, Mr. Cummings tendered his resignation from all positions he held with the Company effective April 4, 2008. Based on his voluntary resignation, Mr. Cummings was not entitled to any post-termination benefits under any agreement. The Company has agreed to pay Mr. Cummings’ COBRA contribution for medical coverage for the remainder of April, 2008. Mr. Cummings will have one year subsequent to this date to exercise any of his options vested at the time of his termination pursuant to the Stock Plan provisions. All unvested stock options and RSUs were cancelled.

Mr. Aditya Srivastava

Mr. Srivastava serves the Company as its Senior Vice President, Chief Technology Officer. In that capacity, he is responsible for the Company’s research and development organization. Mr. Srivastava’s individual strategic goals related to the Company’s research and development including R&D financial performance, Black Belt training for R&D team members, Library publication, overall product development and refreshment and patent portfolio analysis and process. Following Committee review and the CEO performance modifier, Mr. Srivastava received 95% of his performance target for the corporate financial results and meeting his individual strategic goals.

At its January 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved a Performance RSU grant of 30,000 shares and a Stock Option grant of 10,000 shares at $25.70 per share to Mr. Srivastava pursuant to the Stock Plan.

On March 9, 2007, we entered into a severance agreement with Mr. Srivastava. Under the terms of this agreement, if we terminate him without Cause (as defined in the applicable agreement) or if the executive terminates his employment with the Company by reason of a “constructive termination” within 24 months of a “Corporate Transaction” (as such terms are defined in the applicable agreement), then Mr. Srivastava would have received payments equal to six months of base salary and on-target bonus potential.

In February, 2008, Mr. Srivastava and all other NEOs entered into an agreement as described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Srivastava.

Former NEOs’ Individual Compensation Detail

Mr. Michael McGrath

Mr. McGrath served as Chief Executive Officer and President of the Company. He is currently a retiring Board member. The base salary and target bonus of Mr. McGrath were governed by his employment contracts with the Company and reflected both his salary levels at his previous positions and our need to attract an experienced CEO.

In order to attract a CEO of the caliber of Mr. McGrath, we provided him with perquisites which are not readily available to other employees of the Company, but which the Committee believed to be commensurate with his role and responsibility. Mr. McGrath was a resident of Maine at the time of his hiring and his employment contract included a housing allowance for rent, furniture and utilities in Dallas (not to exceed $5,000 per month) which was $25,890 in 2007, an allowance for a personal car in Dallas (not to exceed $1,200 per month) which was $6,284 in 2007, and private jet transportation between his residences in Maine and Dallas, (the cost of which was $559,993 in 2007). The tax gross-up paid by the Company in 2007 these taxable items was $42,347. Any personal use of the private jet by Mr. McGrath was paid for solely by Mr. McGrath. Additionally Mr. McGrath was solely responsible for the incremental taxable income related to his personal use of the private jet, as calculated pursuant to IRS regulations when any family members accompanied him to Dallas on the private jet. Such amount was neither paid for by the Company nor was it subject to any tax gross-up. All of Mr. McGrath’s other business travel on behalf of the Company was on commercial aircraft.

On July 30, 2007, the Company entered into a separation agreement and mutual general release with Mr. McGrath, pursuant to which Mr. McGrath resigned his positions and offices of the Company effective July 30, 2007. Mr. McGrath remained employed by the Company from that date until October 31, 2007 as CEO Emeritus in order to assist the board with this leadership transition. Mr. McGrath’s benefits payable from this agreement were: (i) the sum of $150,000, $10,000 of which was paid as consideration for the execution of the general release referred to above, and (ii) a salary of $20,000 per month for August, September and October, 2007 while he served as CEO Emeritus. In 2007, prior to his separation from employment with the Company, Mr. McGrath did not receive an increase in base pay, a performance bonus or any equity grants.

Ms. Barbara Stinnett

Ms. Stinnett served as Executive Vice President, Customer Operations and Chief Customer Officer of the Company. The base salary and target bonus of Ms. Stinnett were governed by her employment contract with the Company and reflected our need to attract an experienced executive for this critical role.

At its January, 2007 meeting, the Committee reviewed the guidance from Syzygy for annual equity grants as described in detail in the “Equity” section above. Effective February 2007, the Committee approved Performance RSU grants of 50,000 shares and a Stock Option grant of 15,000 shares at $25.70 per share to Ms. Stinnett pursuant to the Stock Plan.

Ms. Stinnett resided in Minnesota. As required by her employment agreement, Ms. Stinnett received $42,000 in 2007 plus a tax gross-up (the cost of which for 2007 was $21,346) in connection with a commuting allowance. Ms. Stinnett’s employment ended on July 31, 2007 at which time all commuting reimbursement ceased.

On July 31, 2007, the Company entered into a separation agreement and mutual general release with Ms. Stinnett, pursuant to which Ms. Stinnett resigned her positions and offices of the Company effective July 31, 2007. Ms. Stinnett’s benefits payable from this agreement were: (i) six months of base salary, (ii) 6 months target bonus, (iii) certain benefit continuation at the Company expense, and (iv) in consideration for a general release, the Company forward vested that portion of RSUs (3,333) eligible for vesting on August 21, 2007, arising from the original grant on August 21, 2006, and further the company vested that portion of RSUs (5,000) eligible for vesting on October 3, 2007 arising from her new hire grant as set forth in her employment agreement. Any other RSUs or stock options not vested as of the execution of her separation agreement were cancelled.

Accounting and Tax Treatment

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to our NEOs under our incentive compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its NEOs. However, based on our net operating losses and other deferred tax assets, we do not believe there will be a material financial statement impact to any amounts which are determined to be non-deductible under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company continues to account for stock-based payments in accordance with the requirements of FASB Statement 123(R). In December 2006, we modified the post-termination exercise periods of Mr. McGrath’s existing options. This resulted in incremental stock compensation expense of approximately $0.5 million in 2007 associated with the incremental value attributable to this modification.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007.

Harvey B. Cash, Chairman

Stephen P. Bradley

Richard L. Clemmer

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years ended December 31, 2007 and 2006 to the persons who served as our Chief Executive Officers and our Chief Financial Officer in 2007, the other most highly compensated executive officers (other than the Chief Executive Officers and Chief Financial Officer) serving at December 31, 2007, and one other person who served as an executive officer during the year but whose position was terminated prior to December 31, 2007. Such executive officers collectively are referred to as the “Named Executive Officers.:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Pallab Chatterjee	2007	$367,500	$372,375	$151,653	$305,271	—	—	$—	$1,196,799
Interim Chief Executive Officer (Principal Executive Officer)	2006	$366,446	$342,870	$150,376	$448,330	—	—	$—	$1,308,021

Michael Berry	2007	$325,000	$262,500	$296,518	$530,825	—	—	$21,365	$1,436,208
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$325,000	$186,481	$147,303	$451,851	—	—	$114,317	$1,224,953

Hiten Varia	2007	$236,250	$243,100	$185,827	$275,729	—	—	$365,067	$1,305,973
Executive Vice President, Field Sales Chief Customer Officer	2006	$235,572	$284,203	$180,492	$413,515	—	—	$500,519	$1,614,301

Aditya Srivastava	2007	$272,700	$142,000	$103,499	$175,128	—	—	$7,952	$701,279
Senior Vice President, Chief Technology Officer

Michael McGrath (4)	2007	$378,846	$—	$—	$1,705,633	—	—	$844,514	$2,928,993
Former Chief Executive Officer and President (Former Principal Executive Officer)	2006	$579,999	$600,000	$—	$4,552,471	—	—	$1,071,256	$6,803,726

Barbara Stinnett (5)	2007	$304,486	$—	$96,799	$209,368	—	—	$362,164	$972,817
Former Executive Vice President, Customer Operations and Chief Customer Officer	2006	$475,000	$306,203	$124,994	$434,082	—	—	$107,888	$1,448,167

John Cummings (6)	2007	$375,000	$100,000	$77,433	$268,331	—	—	$2,643	$823,407
Former Senior Vice President and Chief Marketing Officer

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of Restricted Stock Units granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the named executives in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(3)	See the All Other Compensation Table below for additional information.
(4)	Mr. McGrath resigned his position as CEO on July 30, 2007
(5)	Ms. Stinnett resigned her position with the Company on July 31, 2007.
(6)	Mr. Cummings was an executive officer on December 31, 2007; however he resigned March 24, 2008. His last day of employment was April 4, 2008.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table appearing above:

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Air Travel (2)	Tax Reimbursements ($) (3)	Severance		401K Match	Total ($)
Pallab Chatterjee	2007	$—	$—	$—	$—		$—	$—
Interim Chief Executive Officer (Principal Executive Officer)	2006	$—	$—	$—	$—		$—	$—

Michael Berry	2007	$9,884	$—	$4,981	$—		$6,500	$21,365
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$72,000	$—	$42,317	$—		$—	$114,317

Hiten Varia	2007	$198,419	$—	$166,649	$—		$—	$365,067
Executive Vice President, Field Sales Chief Customer Officer	2006	$298,616	$—	$201,903	$—		$—	$500,519

Aditya Srivastava	2007	$2,462	$—	$36	$—		$5,454	$7,952
Senior Vice President, Chief Technology Officer

Michael McGrath	2007	$32,174	$559,993	$42,347	$210,000		$—	$844,514
Former Chief Executive Officer and President (Former Principal Executive Officer)	2006	$59,457	$942,565	$69,234	$—		$—	$1,071,256

Barbara Stinnett	2007	$44,342	$—	$21,346	$292,917	(4)	$3,563	$362,164
Former Executive Vice President, Customer Operations and Chief Customer Officer	2006	$72,000	$—	$35,888	$—		$—	$107,888

John Cummings	2007	$2,605	$—	$38	$—		$—	$2,643
Former Senior Vice President and Chief Marketing Officer

(1)	See Perquisites table for further information.
(2)	Represents the cost of private jet transportation for Mr. McGrath for commuting from his residence in Maine to our office in Dallas as required by his employment agreement.
(3)	This column reports amounts reimbursed for the payment of taxes (grossed up) with respect to perquisites and air travel.
(4)	Does not include final severance payment of $39,583.34 paid in January 2008.

Additional Information Regarding Perquisites

The following table describes perquisites and the cost to the Company of providing them. The total amount of these perquisites is included in the All Other Compensation column in the Summary Compensation Table appearing above.

Name	Year	Housing		Personal Use of Company Car/Parking		Financial Planning /Legal Fees		Education		Club Dues		Executive Relocation	Executive Physical		Total Perquisites and Other Personal Benefits
Pallab Chatterjee	2007	$—		$—		$—		$—		$—		$—	$—		$—
Interim Chief Executive Officer (Principal Executive Officer)	2006	$—		$—		$—		$—		$—		$—	$—		$—

Michael Berry	2007	$—		$—		$—		$—		$—		$7,341	$2,543		$9,884
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$—		$—		$—		$—		$—		$72,000	$—	(1)	$72,000

Hiten Varia	2007	$158,040		$17,656		$500		$19,153		$—		$445	$2,624		$198,419
Executive Vice President, Field Sales Chief Customer Officer	2006	$231,792	(2)	$—		$500	(2)	$5,083	(2)	$31,113	(2)	$30,128	$—	(2)	$298,616

Aditya Srivastava	2007	$—		$—		$—		$—		$—		$—	$2,462		$2,462
Senior Vice President, Chief Technology Officer

Michael McGrath	2007	$25,890		$6,284		$—		$—		$—		$—	$—		$32,174
Former Chief Executive Officer and President (Former Principal Executive Officer)	2006	$53,607	(1)	$5,850	(1)	$—		$—		$—		$—	$—		$59,457

Barbara Stinnett	2007	$—		$—		$—		$—		$—		$42,000	$2,342		$44,342
Former Executive Vice President, Customer Operations and Chief Customer Officer	2006	$—		$—		$—		$—		$—		$72,000	$—	(1)	$72,000

John Cummings	2007	$—		$—		$—		$—		$—		$—	$2,605		$2,605
Former Senior Vice President and Chief Marketing Officer

(1)	Perquisites pursuant to the terms of the employment agreement.
(2)	Perquisites pursuant to the terms of the expatriation agreement.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the NEOs in 2007: (i) the grant date; (ii) the number of shares underlying all other stock awards, which consist of RSUs awarded to the NEOs; (iii) all other option awards, which consist of the number of shares underlying stock options awarded to the NEOs; (iv) the exercise price of the stock option awards, which reflects the closing price of i2 stock on the date of grant; and (v) the grant date fair value of each equity award computed under SFAS 123 (R).

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh)	Closing Price on Grant Date ($ /Sh)		Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pallab Chatterjee	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	15,000	(1)	$25.70	$25.70	(2)	$241,500
Interim Chief Executive Officer (Principal Executive Officer)	2/19/2007	1/15/2007	—	—	—	—	50,000	50,000	50,000	—	—			$25.70	(2)	$1,285,000

Michael Berry	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	15,000	(1)	$25.70	$25.70	(2)	$241,500
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2/19/2007	1/15/2007	—	—	—	—	50,000	50,000	50,000	—	—		$—	$25.70	(2)	$1,285,000

Hiten Varia	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	15,000	(1)	$25.70	$25.70	(2)	$241,500
Executive Vice President, Field Sales Chief Customer Officer	2/19/2007	1/15/2007	—	—	—	—	50,000	50,000	50,000	—	—		$—	$25.70	(2)	$1,285,000

Aditya Srivastava	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	10,000	(1)	$25.70	$25.70	(2)	$161,000
Senior Vice President, Chief Technology Officer	2/19/2007	1/15/2007	—	—	—	—	30,000	30,000	30,000	—	—		$—	$25.70	(2)	$771,000

Michael McGrath	—	—		—	—	—	—	—	—	—	—		—	—		$—
Former Chief Executive Officer and President (Former Principal Executive Officer)

Barbara Stinnett	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	15,000	(1)	$25.70	$25.70	(2)	$241,500
Former Executive Vice President, Customer Operations and Chief Customer Officer	2/19/2007	1/15/2007	—	—	—	—	50,000	50,000	50,000	—	—		$—	$25.70	(2)	$1,285,000

John Cummings	2/19/2007	1/15/2007	—	—	—	—	—	—	—	—	10,000	(1)	$25.70	$25.70	(2)	$161,000
Former Senior Vice President and Chief Marketing Officer	2/19/2007	1/15/2007	—	—	—	—	30,000	30,000	30,000	—	—		$—	$25.70	(2)	$771,000

(1)	Options vest as to 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter.
(2)	Awards issued in accordance with option granting policy whereby grants are awarded the third Monday of the month. February 19 was a market holiday. Closing price of previous Friday used as Fair Market Value.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised and unvested option awards and unvested RSUs. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of i2 stock as of December 31, 2007, which was $12.60.

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	Exercisable	Unexercisable
Pallab Chatterjee	20,000	—	(3)		$22.50	8/29/2012
Interim Chief Executive Officer (Principal Executive Officer)	6,833	1,166	(3)		$16.25	8/15/2014
	32,291	17,709	(3)		$7.54	5/16/2015
	13,541	11,459	(3)		$13.82	10/24/2015
	13,749	16,251	(3)		$15.87	2/19/2016
	150	14,850	(3)		$25.70	2/18/2017
			(9)				5,800	$73,080
			(8)				6,667	$84,004
			(10)						50,000	$630,000

Michael Berry	43,749	31,251	(3)		$23.86	8/16/2015
Executive Vice President and Chief Financial Officer (Principal Financial Officer)			(7)				5,000	$63,000
	10,833	9,167	(3)		$13.82	10/24/2015
	13,749	16,251	(3)		$15.87	2/19/2016
			(8)				6,667	$84,004
	150	14,850	(3)		$25.70	2/18/2017
			(10)						50,000	$630,000

Hiten Varia	9,999	—	(3)		$22.50	8/29/2012
Executive Vice President, Field Sales Chief Customer Officer	3,416	583	(3)		$16.25	8/15/2014
	22,604	12,396	(3)		$7.54	5/16/2015
	13,541	11,459	(3)		$13.82	10/24/2015
	11,458	13,542	(3)		$15.87	2/19/2016
	150	14,850	(3)		$25.70	2/18/2017
			(9)				8,472	$106,747
			(8)				6,667	$84,004
			(10)						50,000	$630,000

Aditya Srivastava	7,999	—	(3)		$22.50	8/29/2012
Senior Vice President, Chief Technology Officer	4,548	650	(3)		$24.00	6/20/2014
	3,299	1,100	(3)		$16.75	12/19/2014
	15,874	10,626	(3)		$7.54	5/16/2015
	6,874	8,126	(3)		$15.87	2/19/2016
	100	9,900	(3)		$25.70	2/18/2017
			(9)				2,038	$25,679
			(8)				6,667	$84,004
									30,000	$378,000

Michael McGrath	320	—	(2)		$17.75	8/16/2014
Former Chief Executive Officer and President (Former Principal Executive Officer)	3,066	614	(3)		$17.75	8/16/2014
	218,902	—	(4)		$9.01	2/26/2015
	176,843	—	(5)		$7.60	5/18/2015
	480,000	—	(6)		$13.82	10/24/2015

Barbara Stinnett	43,749	—	(3)		$19.39	7/31/2008
Former Executive Vice President, Customer Operations and Chief Customer Officer	10,624 150	— —	(3) (3)	$ $	15.87 25.70	7/31/2008 7/31/2008

John Cummings	39,270	25,730	(3)		$13.00	7/27/2015
Former Senior Vice President and Chief Marketing Officer	11,458	13,542	(3)		$15.87	2/19/2016
	100	9,900	(3)		$25.70	2/18/2017
			(8)				6,667	$84,004
			(10)						30,000	$378,000

(1)	Market value is calculated as Closing Market Price of i2 at December 31, 2007 ($12.60) multiplied by unvested shares.

(2)	Grant is immediately exercisable and vests 25% per year for 4 years.
(3)	Grant vests as to 1% upon issuance; 24% after one year, then 36 equal monthly installments thereafter.
(4)	Grant vests as to 88,902 shares on May 28, 2005; 100,000 shares on August 26, 2005 and 30,000 shares on November 24, 2005.
(5)	Grant vests as to 95,000 shares on December 15, 2005 and 81,843 shares on March 15, 2006.
(6)	Grant vests as to 100,000 shares on May 31, 2006, August 31, 2006, November 30, 2006 and February 28, 2007 and 80,000 shares on May 31, 2007.
(7)	Grant vests on August 17, 2007.
(8)	Grant vests on August 21, 2008.
(9)	Grant vests on May 15, 2008.
(10)	Grant vests 33% on February 19, 2009 subject to an increase of the Corporation's EPS of 40% over the 2-year period from the close of calendar year 2006 to the close of calendar year 2008; and 67% on February 19, 2010, subject to an increase in the Corporation's EPS of 60% over the 3-year period from the close of calendar year 2006 to the close of calendar year 2009.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information, for the NEOs, on (i) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards in the form of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Pallab Chatterjee			5,800	$103,472	(1)
Interim Chief Executive Officer (Principal Executive Officer)			3,333	$51,895	(2)

Michael Berry			5,000	$79,300	(3)
Executive Vice President and Chief Financial Officer (Principal Financial Officer)			3,333	$51,895	(2)

Hiten Varia			8,471	$151,123	(1)
Executive Vice President, Field Sales Chief Customer Officer			3,333	$51,895	(2)

Aditya Srivastava			2,037	$36,340	(1)
Senior Vice President, Chief Technology Officer			3,333	$51,895	(2)

Michael McGrath				—
Former Chief Executive Officer and President (Former Principal Executive Officer)				—

Barbara Stinnett			5,000	$84,100	(10)
Former Executive Vice President, Customer Operations and Chief Customer Officer			3,333	$56,061	(10)

John Cummings			3,333	$51,895	(2)
Former Senior Vice President and Chief Marketing Officer

(1)	Value Realized = Fair market value of restricted stock units on May 15, 2007 ($17.84) x Number of restricted stock units vesting.
(2)	Value Realized = Fair market value of restricted stock units on August 21, 2007 ($15.57) x Number of restricted stock units vesting.
(3)	Value Realized = Fair market value of restricted stock units on August 17, 2007 ($15.86) x Number of restricted stock units vesting.
(4)	Value Realized = Fair market value of options on February 16, 2007 ($25.70)—Exercise Price ($16.75) x Number of options exercised.

(5)	Value Realized = Fair market value of options on February 16, 2007 ($25.70)—Exercise Price ($7.54) x Number of options exercised.
(6)	Value Realized = Fair market value of options on February 16, 2007 ($25.70)—Exercise Price ($12.96) x Number of options exercised.
(7)	Value Realized = Fair market value of options on May 25, 2007 ($18.41)—Exercise Price ($7.54) x Number of options exercised.
(8)	Value Realized = Fair market value of options on May 25, 2007 ($18.41)—Exercise Price ($12.96) x Number of options exercised.
(9)	Value Realized = Fair market value of options on May 25, 2007 ($18.41)—Exercise Price ($12.80) x Number of options exercised.
(10)	Value Realized = Fair market value of restricted stock units on August 13, 2007 ($16.82) x Number of restricted stock units vesting

Severance Plans

On February 25, 2008, all of the NEOs entered into severance agreements with the Company, which provide for payments of one year of salary and on-target bonus upon certain terminations as described above in “Employment Agreements.” Further, all unvested stock options and Restricted Stock Units will fully vest. Such severance payments are subject to Section 280G(b)(2) of the IRS Code regarding parachute payments.

The Company does not provide any Code section 280G gross-ups to its NEOs.

Below are the details of the benefits to be paid to the NEOs in connection with a change in control and/or termination as of December 31, 2007 and the revised change in control and/or termination arrangements that were effective February 25, 2008:

	As of December 31, 2007
		Before Change in Control	After Change in Control
		Termination		No Termination
Name	Benefit	w/o Cause or for Good Reason (3)	w/o Cause or for Good Reason (3)	Change in Control (1) (2) (3)	Change in Control and Equity is not Assumed or Replaced (3)
Pallab Chatterjee	Severence	$367,500	$367,500	$—	$—
Interim Chief Executive Officer (Principal Executive Officer)	Bonus	$300,000	$300,000	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$—	$63,250	$—	$89,608
	Stock option vesting acceleration	$—	$209,992	$—	$787,084

Michael Berry	Severance	$325,000	$325,000	$—	$—
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Bonus	$162,500	$162,500	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$—	$—	$—	$—
	Stock option vesting acceleration	$63,000	$777,004	$777,004	$777,004

Hiten Varia	Severance	$118,125	$118,125	$—	$—
Executive Vice President, Field Sales Chief Customer Officer	Bonus	$112,500	$112,500	$—	$—
	COBRA	$7,768	$7,768	$—	$—
	Stock option vesting acceleration	$—	$44,275	$—	$62,724
	Stock option vesting acceleration	$—	$—	$—	$820,751

Aditya Srivastava	Severance	$136,350	$136,350	$—	$—
Senior Vice President, Chief Technology Officer	Bonus	$74,993	$74,993	$—	$—
	COBRA	$7,768	$7,768	$—	$—
	Stock option vesting acceleration	$—	$—	$—	$53,768
	Stock option vesting acceleration	$—	$—	$—	$487,683

John Cummings (6)	Severance	$187,500	$187,500	$—	$—
Former Senior Vice President and Chief Marketing Officer	Bonus	$46,875	$46,875	$—	$—
	COBRA	$7,768	$7,768	$—	$—
	Stock option vesting acceleration	$—	$—	$—	$—
	Stock option vesting acceleration	$—	$—	$—	$462,004

(1)	Acceleration of options and stock awards are as a result of the change in control and not termination.
(2)	Assumes that all awards are either assumed, continued or replaced with a cash incentive program.
(3)	The value of any potential equity payments in this column is calculated as the excess of closing price on
December 31, 2007 ($12.60) less exercise price multiplied by the number of shares.
(4)	Adjusted to reflect 2008 Salary and Bonus increases.
(5)	The value of any potential equity payments in this column is calculated as the excess of closing price on February 25, 2008 ($12.60) less exercise price multiplied by the number of shares.
(6)	Mr. Cummings was an executive officer on December 31, 2007; however he resigned March 24, 2008. His last day of employment was April 4, 2008.

	As of February 25, 2008
		Before Change in Control	After Change in Control
		Termination		No Termination
Name	Benefit	w/o Cause or for Good Reason (4) (5)	w/o Cause or for Good Reason (4) (5)	Change in Control (1) (2) (4) (5)	Change in Control and Equity is not Assumed or Replaced (5)
Pallab Chatterjee	Severence	$450,000	$450,000	$—	$—
Interim Chief Executive Officer (Principal Executive Officer)	Bonus	$450,000	$450,000	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$93,210	$93,210	$—	$93,210
	Stock option vesting acceleration	$787,084	$787,084	$—	$787,084

Michael Berry	Severance	$339,700	$339,700	$—	$—
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Bonus	$169,850	$169,850	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$9,826	$9,826	$—	$9,826
	Stock option vesting acceleration	$777,004	$777,004	$—	$777,004

Hiten Varia	Severance	$300,000	$300,000	$—	$—
Executive Vice President, Field Sales Chief Customer Officer	Bonus	$250,000	$250,000	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$63,208	$63,208	$—	$63,208
	Stock option vesting acceleration	$820,751	$820,751	$—	$820,751

Aditya Srivastava	Severance	$285,000	$285,000	$—	$—
Senior Vice President, Chief Technology Officer	Bonus	$156,750	$156,750	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$53,344	$53,344	$—	$53,344
	Stock option vesting acceleration	$487,683	$487,683	$—	$487,683

John Cummings	Severance	$375,000	$375,000	$—	$—
Senior Vice President and Chief Marketing Officer	Bonus	$93,750	$93,750	$—	$—
	COBRA	$15,536	$15,536	$—	$—
	Stock option vesting acceleration	$5,897	$5,897	$—	$5,897
	Stock option vesting acceleration	$462,004	$462,004	$—	$462,004

(1)	Acceleration of options and stock awards are as a result of the change in control and not termination.
(2)	Assumes that all awards are either assumed, continued or replaced with a cash incentive program.
(3)	The value of any potential equity payments in this column is calculated as the excess of closing price on December 31, 2007 ($12.60) less exercise price multiplied by the number of shares.
(4)	Adjusted to reflect 2008 Salary and Bonus increases.
(5)	The value of any potential equity payments in this column is calculated as the excess of closing price on February 25, 2008 ($12.60) less exercise price multiplied by the number of shares.

Non-management Directors’ Compensation

Our non-employee directors currently receive the following compensation:

•	a $25,000 annual cash retainer for serving on the Board of Directors;

•	a $25,000 annual cash retainer for serving as the Chair of the Audit Committee and, for each other member, a $5,000 annual retainer for serving on the Audit Committee;

•

a $10,000 annual cash retainer for serving as the Chair of the Compensation Committee or the Nominating and Governance Committee and, for each other member, a $2,500 annual cash retainer for serving on the Compensation Committee or the Nominating and Governance Committee;

•	a one-time retainer of $10,000 for serving on the Strategic Review Committee,

•

a $4,000 fee for each regularly-scheduled quarterly and annual meeting of the Board of Directors, Audit Committee or Compensation Committee attended on or prior to October 16, 2006 and a $2,000 fee for each regularly-scheduled quarterly and annual meeting of the Board of Directors, Audit Committee or Compensation Committee attended after October 16, 2006;

•	a $1,500 fee for each special meeting of the Board of Directors, Audit Committee, Compensation Committee or Strategic Review Committee attended;

•	a $500 fee for each meeting of the Strategic Review Committee attended by means of conference telephone;

•	an attendance fee for each meeting of the Special Committee as agreed on a project-by-project basis; and,

•

initial and annual grants of stock options priced at fair value on the terms set forth in the Automatic Option Grant Program of our 1995 Plan. Additional grants of stock options may be awarded under the Discretionary Option Grant Program of our 1995 Plan and are typically awarded as part of initial grants.

Under the current provisions of the Automatic Option Grant Program of our 1995 Plan, each person who becomes a non-employee Board member automatically is granted at that time an option for 6,000 shares of common stock. In addition, on the date of the annual stockholders meeting, each individual who continues to serve as a non-employee Board member after such meeting will automatically be granted an option to purchase 4,250 shares of common stock under the 1995 Plan, provided such individual has served as a non-employee Board member for at least six months. Each option will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the option grant date and a maximum term of ten years from the grant date. Each option will be immediately exercisable for all the option shares, but during the vesting period we may repurchase, at the exercise price paid per share, all unvested shares held at the cessation of the director’s Board service. Each option grant will vest, and our repurchase rights will lapse, in three equal annual installments, with the first such installment vesting one year from the option grant date.

Under the Discretionary Grant Program of our 1995 Plan, our Board of Directors will determine which eligible individuals receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Each granted option will have an exercise price determined by the Board of Directors but shall in no event be less than 100% of the fair market value of the shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over the specified period of service measured from the vesting commencement date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. Shares acquired under such options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases services with the Company prior to vesting in those shares.

The following table summarizes information related to compensation of non-employee directors during the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Bradley	$66,000	$47,899	$85,248	—	—	—	$199,147
Harvey B. Cash	$61,500	$27,725	$106,231	—	—	—	$195,456
Richard L. Clemmer	$80,000	$41,454	$105,012	—	—	—	$226,466
Michael McGrath	$5,667	$—	$—	—	—	—	$5,667
David L. Pope	$14,250	$12,306	$8,217				$34,773
Michael J. Simmons	$14,250	$13,151	$8,772				$36,173
Lloyd G. Waterhouse	$80,000	$47,899	$85,248	—	—	—	$213,147
Jackson L. Wilson, Jr.	$100,500	$47,899	$85,248	—	—	—	$233,647

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of Restricted Stock Units granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

CORPORATE GOVERNANCE

Board Matters

In accordance with the General Corporation Law of the State of Delaware and our Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through oral or written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

The Board of Directors has determined that the following directors are independent under the listing standards of The NASDAQ Global Market, on which our common stock is listed: Messrs. Bradley, Cash, Clemmer, Waterhouse, Wilson and Pope. In making such determination, the Board considered that Mr. Pope was elected by the holder of our Series B preferred stock and could be removed by such holder ..

Our Board of Directors met seventeen times during 2007. During 2007, each incumbent director attended at least 75% of the total number of meetings our Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of our Board of Directors on which he served.

We have a policy of inviting the attendance of directors at annual meetings of stockholders. Messrs. Sidhu, Clemmer and McGrath attended the 2007 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Options Committee, Special Committee and a Strategic Review Committee.

Audit Committee

The Audit Committee is currently composed of Messrs. Wilson (Chairman), Clemmer and Waterhouse. The current members of the Audit Committee are independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed, and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Wilson qualifies as an audit committee financial expert, as that term is defined by applicable Securities and Exchange Commission regulations, and has designated Mr. Wilson as the Audit Committee’s financial expert. Mr. Wilson has a Master of Business Administration from the University of Southern California, is a licensed Certified Public Accountant (currently inactive) and, during certain periods of his employment with Accenture Ltd., supervised the preparation of financial statements for a division of Accenture Ltd.

The Audit Committee met ten times in 2007. The Audit Committee has a charter that was approved by our Board of Directors, a copy of which is posted on our website. The oversight functions of the Audit Committee include, among other things:

•	appointing our independent auditor;

•	reviewing the external audit plan and the results of the auditing engagement;

•	reviewing the internal audit plan and the results of the internal audits;

•	ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices;

•	reviewing the independence and performance of our internal audit function and independent registered public accounting firm; and

•	reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

Compensation Committee.

The Compensation Committee is currently composed of Messrs. Cash (Chairman), Bradley and Clemmer. Each is independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed.

The Compensation Committee met 6 times in 2007. The Compensation Committee develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and senior executives and generally oversees our compensation programs. See “Executive Compensation and Other Matters—Compensation Discussion and Analysis—The Compensation Committee.”

The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on our website.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Messrs. Bradley (Chairman), Cash and Waterhouse. Each is independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed.

The Nominating and Governance Committee met 4 times in 2007. The Nominating and Governance Committee has the following responsibilities:

•	establishing criteria for selecting new directors;

•	identifying, screening and recruiting new directors;

•	recommending nominees for director to the Board; and

•	recommending to the Board a set of corporate governance policies for the Company.

The Board considers the recommendations of the Nominating and Governance Committee with respect to the nominations of directors to the Board, but otherwise retains authority over the identification of such nominees. Board candidates are considered based on various criteria, such as their strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which such candidate would fill a present need on the Board. The nominating and governance committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the sections of this proxy statement entitled “—Submission of Director Nominations” and “Stockholder Proposals.”

The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on our website.

Options Committee.

The Options Committee is composed of Mr. Cash. Prior to his resignation as Chief Executive Officer, the options committee consisted of Mr. McGrath. The Options Committee has separate but concurrent authority with the Compensation Committee and the Board of Directors to make discretionary option grants from time to time under the 1995 Plan and the 2001 Plan to eligible employees that are not subject to Section 16 of the Exchange Act.

The Options Committee has the power and authority, with certain limited exceptions, to:

•	select the eligible individuals who are to receive option grants under the 1995 and 2001 Plans;

•

determine the number of shares of common stock subject to each such award (subject to the periodic corporate pool of shares authorized by the Compensation Committee and a limitation of 8,000 shares per individual each calendar year);

•	determine the exercise schedule in effect for each such option issuance; and

•	determine the maximum term for which each option may remain outstanding.

Special Committee.

The Special Committee, currently composed of Messrs. Bradley, Cash, Clemmer, Waterhouse and Wilson, was originally formed by the Board of Directors in February 2004. The Special Committee was created primarily for the purpose of (i) evaluating, negotiating, authorizing and approving the terms and conditions of the settlement of class action and derivative lawsuits against the Company in 2004, including the terms and conditions pursuant to which shares of our common stock would be sold to Mr. Sidhu and a former executive of the Company to fund a portion of such settlement, and (ii) evaluating and recommending to the Board of Directors the authorization and approval of the sale of Series B preferred stock to R2 Investments, LDC in 2004. The Special Committee consisting of Messrs. Bradley, Cash, Clemmer, Waterhouse and Wilson, did not meet in 2007. The Special Committee has been terminated.

Strategic Review Committee

On October 16, 2007, the Board of Directors adopted a resolution to create a Strategic Review Committee. The Strategic Review Committee is comprised of Messrs. Wilson (Chair), Clemmer and Waterhouse. The purpose of the Strategic Review Committee is to consider and evaluate the merits of the various strategic options available to the Company to enhance shareholder value (the “Value Enhancement Options”), including without limitation (i) changes to the Company’s business model and operations, (ii) actions or transactions intended to enhance the value or utilization of the Company’s existing assets (including the Company’s intellectual property and net operating loss carryforwards), (iv) joint ventures or strategic partnerships, (v) selective acquisitions, dispositions or other capital transactions and (vi) a merger, sale or other extraordinary business transaction involving the Company. The Strategic Review Committee met 3 times during 2007.

Compensation Committee Interlocks and Insider Participation.

At different times during 2007, our Compensation Committee included Messrs. Cash, Bradley and Clemmer. None of the members of the Compensation Committee during 2007 was an officer or employee, or former officer or employee, of the Company or any of our subsidiaries during 2007. No member of the Compensation Committee during 2007 had a relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to i2 Technologies, Inc. Board of Directors, c/o Office of the General Counsel, One i2 Place, 11701 Luna Road, Dallas, Texas 75234. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to i2 or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Director Nominations

Stockholders may propose nominees for consideration by the Board of Directors by submitting the names, appropriate biographical information and qualifications in writing to: John Harvey, Senior Vice President, General Counsel and Corporate Secretary, i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2009, the name of the proposed nominee and the supporting documentation must be received by our company not less than the 90th day before the first anniversary of the date of this proxy statement.

Director nomination proposals must be in writing and must include (a) the name and address of the nominating stockholder, and the name and address of the person or persons to be nominated, (b) a representation that the nominating stockholder is a holder of record of stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, (d) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (e) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Candidates recommended by our stockholders are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by our directors, executive officers, third party search firms or other sources.

The minimum qualifications, skills, and attributes that the Board of Directors looks for in nominees may include the following: (a) integrity, competence and judgment essential to effective decision making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of our company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of our company and (f) a proven record of accomplishment through demonstrated leadership in business, technology, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board, and a thorough review by the Board of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above.

Director nominees will be recommended for the Board’s selection by a majority of the independent directors in accordance with the listing standards of The NASDAQ Global Market. If the Board of Directors accepts a recommendation for a director nominee, the form of our proxy solicited will include the name of the director nominee.

Code of Business Conduct and Ethics

In June 2003, we adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to, among others, our Chief Executive Officer and Chief Financial Officer, who is also our principal accounting officer. The full text of the Code of Business Conduct and Ethics is available at our investor relations web site, http://www.i2.com/investor. Our Code of Business Conduct and Ethics generally prohibits conflicts of interest and related party transactions unless prior written approval has been obtained from the Company (which, depending on the employee or executive involved and the circumstances of the conflict or related party transaction, would require approval of our Board of Directors or an appropriate committee of the Board). We intend to disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer on our investor relations web site.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms furnished to us or written representations from the reporting persons that no reports were required, we believe that, during and with respect to 2007, all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Michael Simmons inadvertently reported the Company’s grant of his director’s shares and stock options two days late. Mr. Simmons’ Form 4 was due September 17, 2007; the Company gave him the information required for the filing on September 18; and he filed on September 19.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K for that year.

Pursuant to a written charter adopted by the Board of Directors, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s duties and responsibilities are more fully described in its charter, a copy of which is posted on our website. Management is responsible for the Company’s financial reporting process, including the systems of internal accounting and financial controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm, Grant Thornton, LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on those financial statements based on their audit.

The Audit Committee met ten times in 2007. The oversight functions of the Audit Committee include, among other things, (i) appointing our independent registered public accounting firm, (ii) reviewing the external audit plan and the results of the auditing engagement, (iii) reviewing the internal audit plan and the results of the internal audits, (iv) ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices, (v) reviewing the independence and performance of our internal and external auditors, and (vi) reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

We have met and held discussions with management and Grant Thornton LLP. We reviewed and discussed with our management the Company’s audited financial statements for the year ended December 31, 2007. In addition, we discussed with Grant Thornton LLP the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” Also, we have received the written disclosures from Grant Thornton LLP required by Independence Standards Board Standard No. 1, and have discussed with Grant Thornton LLP its independence from the Company.

Based upon the aforementioned discussions and disclosures, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee:	Jackson L. Wilson, Jr., Chairman Richard L. Clemmer Lloyd G. Waterhouse

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the year ended December 31, 2007. The fees for fiscal year 2006 were paid to Deloitte and Touche LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2006.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during 2006. The aggregate fees billed for 2007 and 2006 for each of the following categories of services are set forth below:

	2007		2006
	Grant Thornton	Deloitte and Touche
Audit fees (including review of Quarterly Reports)	$1,220,416	$864,482	$3,140,784
Audit-related fees (1)	—	24,661	2,250
Tax fees (2)	—	208,983	385,540
All other fees (3)	—	—	41,255

	$1,220,416	$1,098,126	$3,569,829

(1)	Relates to the filing of a registration statement on Form S-3 and the 2006 proxy statement.
(2)	Includes services related to tax compliance and other tax-related consultations.
(3)	Includes fees for litigation support and other miscellaneous accounting consultations.

During 2007 and 2006 we did not engage Grant Thornton LLP or Deloitte & Touche LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to us by our independent registered public accounting firm in accordance with applicable legal requirements.

Representatives of Grant Thornton LLP will be attending the 2008 Annual Meeting and will be available to respond to questions. We do not anticipate that such representatives will make a statement at the meeting, but they will have the opportunity to make a statement if they desire to do so.

At our 2009 Annual Meeting of Stockholders, we intend to submit the ratification of our independent auditors to a vote of our stockholders.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposals to be considered by us for inclusion in our proxy statement and form of proxy card for our 2009 annual meeting of stockholders, expected to be held in May 2009, must be received by us at our offices in Dallas, Texas, addressed to our Secretary, not later than December 29, 2008 (120 days prior to the first anniversary of this proxy statement). The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, our Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not later than 90 days prior to the first anniversary of the date of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. Therefore, to be presented at next year’s annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received no later than December 29, 2008. Stockholder proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the SEC and the procedures set forth in our Amended and Restated Bylaws.

We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements. Requests should be directed to i2 Technologies, Inc. 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations. Our Annual Report on Form 10-K may also be accessed through our website at www.i2.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report of Form 10-K. Any of the exhibits may be obtained at the SEC’s website, www.sec.gov, or by written request to Investor Relations.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by the Exchange Act, we may deliver only one copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. Stockholders residing at the same address may request delivery of only one copy of this proxy statement by delivering notice to our Secretary at the offices of the Company set forth on page 1 of this proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to our Secretary at the offices of the Company set forth on page 1 of this proxy statement.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at this meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment of our interest. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card, unless marked to the contrary.

By Order of the Board of Directors,

John Harvey
Secretary

April 28, 2008

i2 TECHNOLOGIES, INC. 11701 LUNA ROAD DALLAS, TX 75234

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by i2 Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to i2 Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ITECH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
i2 TECHNOLOGIES, INC. The Board of Directors recommends a vote “FOR” Proposal 1. Vote on Directors
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	The election of three Class II directors:
	Nominees	☐	☐	☐	______________________________________
01) J. Coley Clark
02) Richard L. Hunter
03) Lloyd G. Waterhouse

2.     In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

è FOLD AND DETACH HERE è

--------------------------------------------------------------------------------------------------------------------------------------------------------

i2 TECHNOLOGIES,

INC.

ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD

May 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints Pallab K. Chatterjee, Michael J. Berry and John Harvey, and each of them, with full power of substitution, attorneys and proxies of the undersigned to vote all the shares of common stock, par value $0.00025 per share, of i2 Technologies, Inc. (“i2”), the undersigned could vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of i2 to be held at the Center of Excellence, One i2 Place, 11701
Luna Road, Dallas, Texas on May 29, 2008 at 3:00 p.m. (Central Time), and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR ITEM 1 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE ANNUAL MEETING. ANY HOLDER WHO WISHES TO WITHHOLD
THE DISCRETIONARY AUTHORITY REFERRED TO IN ITEM 2 ON THE REVERSE SIDE SHOULD MARK
A LINE THROUGH THE ENTIRE ITEM.

_________________________________________________________________________________________________________________

Address Changes
Comments:    _______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)